Exhibit 99.1

ANNUAL STATEMENT AS TO COMPLIANCE

OFFICER’S CERTIFICATE

CRIIMI MAE Financial Corporation Collaterlized

Mortgage Obligation Due January 1, 2033, the Trust

CRIIMI MAE Financial Corporation

As an authorized officer of CRIIMI MAE Services Limited Partnership, the Servicer to the Trust under a Master Servicing Agreement among CRIIMI MAE Financial Corporation, State Street Bank and Trust Company as Trustee and CRIIMI MAE Services Limited Partnership as Master Servicer dated October 11, 1995 (the “Agreement”), and pursuant to the requirements of the Agreement, I hereby certify that:

A review of the performance of CRIIMI MAE Services Limited Partnership as Servicer to the Trust of the period January 1 through December 31, 2003 was conducted under my supervision; and,

To the best of my knowledge, based upon such review, CRIIMI MAE Services Limited Partnership, as Servicer to the Trust has fulfilled all of its obligations under the Agreement in all material respects throughout such period and there has been no default in the fulfillment of any such obligation.

CRIIMI MAE Services Limited Partnership
as Servicer to the Trust

by:	CMSLP Management Company, Inc.
Its general partner

/s/ Stephen M. Abelman
by: Stephen M. Abelman
its Executive Vice President, Asset Management

Dated: March 30, 2004